Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACTS:
Kim C. Drapkin, Chief Financial Officer, EPIX
(781) 761-7602
Kelly Hennessy, Pure Communications
(617) 227-0552
EPIX Pharmaceuticals To Regain Full Worldwide Commercial Rights For Vasovist®
Vasovist PDUFA Date of December 31, 2008 Unchanged; EPIX Continues to Focus On Monetization Strategy
LEXINGTON, Mass. — September 4, 2008 — EPIX Pharmaceuticals, Inc. (NASDAQ:EPIX), a biopharmaceutical company focused on discovering and developing novel therapeutics through the use of its proprietary and highly efficient in silico drug discovery platform, today announced that Bayer Schering Pharma will transfer the worldwide commercial rights for the novel blood pool magnetic resonance angiography (MRA) agent, Vasovist® (gadofosveset trisodium) to EPIX. The collaboration agreement between the two parties will terminate effective March 1, 2009; until that time, Bayer Schering Pharma will continue to provide continued supply of Vasovist in the 19 countries where it is currently marketed.
“We are pleased to regain complete worldwide commercial rights for Vasovist which has a PDUFA date of December 31, 2008,” said Elkan Gamzu, Ph.D., interim chief executive officer of EPIX. “Pending FDA approval, Vasovist is positioned to become the first MRA contrast agent approved in the United States and it could be launched in 2009. Our goal remains to maximize the commercial value of Vasovist and we are committed to executing our monetization strategy which includes finding a marketing and commercialization partner for Vasovist.”
“Vasovist is a first-in-class blood specific MRA contrast agent with several distinctive characteristics that we believe may allow it to become a market leader in the United States,” added Chen Schor, chief business officer of EPIX. “Vasovist has demonstrated good resolution angiography, a high signal per dose, a long imaging window timeframe and single-dose imaging of multiple vessel beds. We believe these characteristics coupled with a streamlined commercial rights profile should make this an appealing opportunity for a company interested in building or strengthening its competitive position in the MRA market.”
According to Bayer Schering Pharma, the company is committed to ensuring that patients and physicians in the countries where Vasovist is currently marketed have continued access to Vasovist during this transition period.

About Vasovist®
Vasovist is an injectable intravascular contrast agent designed to provide improved imaging of the vascular system through magnetic resonance angiography imaging (MRA). Vasovist has been approved for marketing in 34 countries, including all 27 member states of the European Union, Switzerland, Turkey, Australia and Canada. Global marketing rights to Vasovist are currently held by Bayer Schering Pharma. Vasovist is currently marketed in Canada and 18 European countries, including Germany, the Netherlands, Italy, all Nordic countries, the United Kingdom and Switzerland.
About EPIX
EPIX Pharmaceuticals is a biopharmaceutical company focused on discovering and developing novel therapeutics through the use of its proprietary and highly efficient in silico drug discovery platform. The company has a pipeline of internally-discovered drug candidates currently in clinical development to treat diseases of the central nervous system and lung conditions. EPIX also has collaborations with leading organizations, including GlaxoSmithKline, Amgen, Cystic Fibrosis Foundation Therapeutics and Bayer Schering Pharma. For more information, please visit the company’s website at www.epixpharma.com.
This news release contains express or implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations of management. These statements relate to, among other things, our expectations and assumptions concerning regulatory approval of Vasovist, the commercial opportunity for Vasovist, our arrangements with Bayer Schering Pharma and management’s plans, objectives and strategies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: risks that Vasovist may not be successfully marketed or manufactured; competing products may be more successful; our inability to interest potential partners in our technologies and products; our inability to achieve commercial success for Vasovist; our failure to comply with regulations relating to our products and product candidates, including FDA requirements; the risk that the FDA may interpret the results of our studies differently than we have; the risk that we may be unable to successfully secure regulatory approval of and market Vasovist; and risks of new, changing and competitive technologies and regulations in the U.S. and internationally. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional information regarding these and other risks that we face, see the disclosure contained in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.
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